                                  Exhibit 23.1
                                  ------------

The Board of Directors
Health o meter Products, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-04019) on Form S-8 of Health o meter Products, Inc. of our report dated December 3, 1996, relating to the consolidated balance sheets of Health o meter Products, Inc. and subsidiary as of September 29, 1996 and October 1, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years ended September 29, 1996, October 1, 1995, and for the nine-month period ended October 2, 1994, and all related schedules, which report appears in the September 29, 1996, annual report on Form 10-K of Health o meter Products, Inc.







/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Cleveland, Ohio


December 3, 1996